Exhibit 10.54

AWARD AGREEMENT

This Award Agreement (this “Agreement”), is made effective as of November 3, 2017, between Teva Pharmaceutical Industries Limited (the “Company”) and Kare Schultz (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Company’s 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).

Pursuant to Sections 7 and 8 of the Plan and Section 4.1 of the Employment Agreement, dated as of September 7, 2017, between the Company and the Participant (the “Employment Agreement”), the Company hereby grants to the Participant as of the Grant Date (as defined below) the number of Restricted Share Units (“RSUs”), Performance Share Units with the three-year performance period specified below (“Three-Year PSUs”) and Performance Share Units with the five-year performance period specified below (“Five-Year PSUs,” and the RSUs, Three-Year PSUs and Five-Year PSUs shall be collectively referred to as “Awards”) set forth below, subject to the terms and conditions contained herein and in the appendices attached hereto, as well as the terms and conditions of the Plan, the Employment Agreement and the Compensation Policy, which are incorporated herein in their entirety. All dollar amounts in this Agreement are in U.S. dollars.

RSUs Granted:	349163, RSUs (which is equal to the number of Shares that would be subject to 7 an RSU award with a grant date fair value of $5,000,000 if such grant had been made on September 8, 2017, using the per Share closing price on such date of $15.50).

Target Number of Three-Year PSUs Granted:

649914, Three-Year PSUs (which is equal to the target number of Shares that would be subject to a Three-Year PSU award with a grant date fair value of $7,500,000 if such grant had been made on September 8, 2017, using the per Share closing price on such date of $15.50).

The Target Number of Three-Year PSUs Granted represents the number of PSUs that would be earned, subject to vesting, if the Company were to achieve the target level of the Three-Year PSU Performance Objectives. The number of Three-Year PSUs earned, if any, is subject to increase or decrease based on the Company’s actual achievement of the Three-Year PSU Performance Objectives during the Three-Year PSU Performance Period and may range from zero to three hundred percent (0% to 300%) of the Target Number of Three-Year PSUs Granted.

Target Number of Five- Year PSUs Granted:	751504, Five-Year PSUs (which is equal to the target number of Shares that would be subject to a Five-Year PSU award with a grant date fair value of $7,500,000 if such grant had been made on September 8, 2017 using the per Share closing price on such date of $15.50). The Target Number of Five-Year PSUs Granted represents the number of Five-Year PSUs that would be earned, subject to vesting, if the Company were to achieve the target level of the Five-Year PSU Performance Objectives. The number of Five-Year PSUs earned, if any, is subject to increase or decrease based on the Company’s actual achievement of the Five-Year PSU Performance Objectives during the Five-Year PSU Performance Period and may range from zero to three hundred percent (0% to 300%) of the Target Number of Five-Year PSUs Granted.

Grant Date of all RSUs and PSUs Granted Hereunder:	November 3, 2017

Vesting of RSUs:	The total number of RSUs subject to this Agreement shall vest in three equal installments on each of November 1, 2020, November 1, 2021, and November 1, 2022, subject to the Participant’s continued employment with the Company through each such date.

Settlement of Vested RSUs:	Upon vesting, RSUs shall be settled by delivering one Share for each RSU that vested as soon as practicable following the applicable vesting date.

Three-Year PSU Performance Period:	12:00 A.M., November 1, 2017 - 12:00 A.M., November 1, 2020

Five-Year PSU Performance Period:	12:00 A.M., November 1, 2017 - 12:00 A.M., November 1, 2022.

Three-Year PSU Performance Objectives and Earnout:

The number of Three-Year PSUs earned shall be determined based on the percentage increase in the per Share price, beginning with the per Share closing trading price on September 8, 2017 of $15.50 (the “Beginning Price”) and ending with the average per Share closing trading price as reported on the New York Stock Exchange (“NYSE”) during the six (6) months ending on November 1, 2020 (the “Three-Year PSU End Price”), as follows:

•  Threshold. - 50% of the Target Number of Three-Year PSUs Granted shall vest if the Three-Year PSU End Price is 16% higher than the Beginning Price ($17.98).

•  Target. - 100% of the Target Number of Three-Year PSUs Granted shall vest if the Three-Year PSU End Price is 29% higher than the Beginning Price ($19.995).

•  Outperform. - 150% of the Target Number of Three-Year PSUs Granted shall vest if the Three-Year PSU End Price is 42% higher than the Beginning Price ($22.01).

•  Superperform. - 200% of the Number of Three-Year PSUs Granted shall vest if the Three-Year PSU End Price is 94% higher than the Beginning Price ($30.07).

•  Maximum. - 300% of the Target Number of Three-Year PSUs Granted shall vest if the Three-Year PSU End Price is at least 158% higher than the Beginning Price ($39.99).

None of the Three-Year PSUs shall be eligible to vest if the Three-Year PSU End Price is less than the applicable threshold target price set forth above. Straight line interpolation shall be applied to determine the number of Three-Year PSUs that vest upon a Share price increase between the levels above. Any Three-Year PSUs that are not earned at the end of the Three-Year PSU Performance Period shall be automatically forfeited and canceled for no consideration.

5 Year PSU Performance Objectives and Earnout:

The number of Five-Year PSUs earned shall be determined based on the percentage increase in the per Share price, beginning with the Beginning Price and ending with the average per Share closing trading price as reported on the NYSE during the six (6) months ending on November 1, 2022 (the “Five-Year End Price”), as follows:

•  Threshold. - 50% of the Target Number of Five-Year PSUs Granted shall vest if the Five-Year PSU End Price is 28% higher than the Beginning Price ($19.84).

•  Target. - 100% of the Target Number of Five-Year PSUs Granted shall vest if the Five-Year PSU End Price is 53% higher than the Beginning Price ($23.715)

•  Outperform. - 150% of the Target Number of Five-Year PSUs Granted shall vest if the Five-Year PSU End Price is 79% higher than the Beginning Price ($27.745).

•  Superperform. - 200% of the Target Number of Five-Year PSUs Granted shall vest if the Five-Year PSU End Price is 202% higher than the Beginning Price ($46.81).

•  Maximum. - 300% of the Target Number of Five-Year PSUs Granted shall vest if the Five-Year PSU End Price is at least 385% higher than the Beginning Price ($75.175).

None of the Five-Year PSUs shall be eligible to vest if the Five-Year PSU End Price is less than the applicable threshold target price set forth above. Straight line interpolation shall be applied to determine the number of Five-Year PSUs that vest upon a Share price increase between the levels above. Any of the Five-Year PSUs that are not earned at the end of the Five-Year PSU Performance Period shall be automatically forfeited and canceled for no consideration.

Vesting of Three-Year PSU:	Shares underlying the Three-Year PSUs that are earned at the end of the Three-Year PSU Performance Period shall vest in equal installments on November 3, 2020, November 1, 2021, and November 1, 2022, subject to the Participant’s continued employment with the Company through each such date. For the avoidance of doubt, the Participant acknowledges and agrees the first vesting date shall be November 3, 2020, notwithstanding any provision of the Employment Agreement to the contrary.

Vesting of Five-Year PSU:	Shares underlying the Five-Year PSUs that are earned at the end of the Five-Year PSU Performance Period shall vest on November 1, 2022, subject to the Participant’s continued employment with the Company through such date.

Change in Control	Upon a Change in Control during the Three-Year PSU Performance Period or Five-Year PSU Performance Period, as applicable, the applicable performance period shall end immediately and the number of Three-Year PSUs or Five-Year PSUs, as applicable, earned shall be fixed based on the price paid per Share in connection with the Change in Control (or, if no price is paid for Shares in connection with the Change in Control, the per Share closing price for the last complete trading session on the NYSE immediately preceding the Change in Control), and the earned Three-Year PSUs or earned Five-Year PSUs, as applicable, shall vest and be settled upon the Change in Control; provided that, if the earned Three-Year PSUs or earned Five-Year PSUs, as applicable, remain outstanding or are assumed by the Company’s successor following the Change in Control, the earned Three-Year PSUs or earned Five-Year PSUs, as applicable, shall remain subject to service-based vesting over the remainder of the originally scheduled vesting period.

Settlement of Vested, Earned PSUs:	Upon vesting, earned Three-Year PSUs and Five-Year PSUs shall be settled by delivering one Share for each earned PSU that vested as soon as practicable following the vesting date.

1. Restricted Share Units.

Grant of RSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the number of RSUs as set forth in the table above.

No Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the RSUs are granted.

2. Performance Share Units.

Grant of PSUs. As set forth above, the Company hereby grants to the Participant, as of the Grant Date, the Target Number of Three-Year PSUs Granted and Five-Year PSUs Granted as set forth in the table above.

No Share Issuance at Grant. No Shares shall be issued or delivered to the Participant at the time the Three-Year PSUs or Five-Year PSUs are granted.

Determination of the Earned PSUs. The Human Resources and Compensation Committee (the “Committee”) and the Board shall have the sole authority to determine the level of achievement of the Three-Year PSU Performance Objectives and Five-Year PSU Performance Objectives and shall do so as soon as practicable following the completion of the Three-Year PSU Performance Period or Five-Year PSU Performance Period, as applicable, as set forth in the table above.

Adjustment of PSU Performance Objectives. The Committee and, as applicable, the Board shall adjust the Beginning Price, Three-Year PSU End Price and Five-Year PSU End Price as set forth in the table above in the event of any corporate transaction impacting the capitalization of the Company to the extent the Committee or the Board, as applicable, determines that the adjustment is necessary or advisable to avoid dilution or preserve the intended incentives and benefits of the PSUs.

3. Other Provisions.

Vesting. The Awards granted hereunder shall vest and settle, as the case may be, as set forth in the table above.

Termination of Employment. In order to vest in the Awards, the Participant must be actively employed by the Company or its Affiliates on the applicable vesting date, except as expressly provided in the Employment Agreement. Any provisions in the Plan or any other plan, policy, agreement or arrangement providing for vesting on, following or in connection with the Participant’s termination of employment shall be inapplicable to the Awards.

Withholding. The Company or the Employer, or a third party holding Awards on behalf of the Participant, shall have the right to make all payments or distributions pursuant to this Agreement to the Participant net of any applicable taxes, fees or other required deductions, such as, but not limited to, income taxes, capital gains taxes, social security premiums, and custody fees, trustee charges, fees for exercise and/or transfer of any Award or its underlying Share payable by the Participant or required to be paid or withheld as a result of the settlement of an RSU, a Three-Year PSU or a Five-Year PSU, the delivery of a Share or its transfer, and any other event occurring pursuant to the Plan or this Agreement, that necessitates the withholding of income, employment or capital gains taxes or any other required deductions or payments (hereinafter referred to as “Taxes”). The Company or the Employer, may withhold from wages or other amounts payable to the Participant such Taxes as may be required by law or otherwise payable by the Participant, or to otherwise require the Participant to pay such Taxes.

(D) Other Effective Documents; Other Agreements.

The terms and provisions of the Plan and the Employment Agreement are incorporated herein by reference and made a part hereof. In case of contradiction between the terms of this Agreement and/or its appendices and/or the Plan and/or the Employment Agreement, except as expressly provided in this Agreement, it is agreed that the terms of the Plan and the Employment Agreement shall prevail over the terms of this Agreement and any appendix, and that the terms of any appendix shall prevail over the terms of this Agreement. The Participant agrees to (x) execute and become a party to the agreements set forth in any appendix attached hereto, (y) the terms of an Award administration framework agreement and its terms and conditions, as may be set forth in an appendix or as requested by the Company or the Employer in the future, and shall also agree to such agreement in writing and (z) to the extent applicable, to adhere to the terms of the Company’s insider trading policy. In addition to any restrictions on resale and transfer noted in the Plan, Shares acquired pursuant to the Plan may be subject to certain restrictions on resale imposed by local securities laws. Accordingly, the Participant is encouraged to seek legal advice prior to any resale of such Shares.

The Participant is advised to exercise caution regarding the Awards. If the Participant is in any doubt about any provisions of the Plan or this Agreement, the Participant should obtain independent professional advice. Receiving Awards may have tax consequences under local tax laws. Neither the Company nor any of its Affiliates is responsible for, and has not provided, any advice to the Participant regarding the Plan or the Awards, including but not limited to legal, investment or tax advice.

(E) Clawback/Recoupment Policy. By signing this Agreement, the Participant grants the Employer a power of attorney to deduct from any payments due to the Participant by the Employer, any amounts owed by him under Section 21(e) of the Plan, in accordance with applicable law.

(F) Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

(G) Governing Law. This Agreement (including, for the avoidance of doubt, any appendices attached hereto) shall be construed and interpreted in accordance with the local laws of country where the Participant is or was last employed by the Employer without giving effect to the principles of the conflicts of laws thereof.

(H) Entire Agreement; Modification. This Agreement (together with any appendices attached hereto) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement executed by both parties.

(I) Counterparts; Electronic Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature of this Agreement, unless otherwise stipulated in any appendix, may be by electronic or digital means.

By accepting the Award, the Participant hereby certifies that the Participant (A) has been furnished with all relevant information and materials with respect to the terms and conditions of the Award, (B) has read and understands such information and materials, (C) is fully aware and knowledgeable of the terms and conditions of the Award, and (D) completely and voluntarily agrees to the terms and conditions of the Award, as set forth in the Plan and this Agreement.

I acknowledge that I have read this Agreement and all appendices and I